ARTICLES OF AMENDMENT OF

THE ARTICLES OF INCORPORATION OF

H2DIESEL HOLDINGS, INC.

UNDER SECTION 607.0602 OF

THE FLORIDA BUSINESS CORPORATION ACT

1. The name of the corporation is H2Diesel Holdings, Inc. (the “Corporation”).

2. Pursuant to the authority granted to the Board of Directors of the Corporation by its Articles of Incorporation, the Corporation hereby amends its Articles of Incorporation by the addition of a provision stating the number, designation, relative rights, preferences and limitations of a series of the Corporation’s Preferred Stock as fixed by the Board of Directors of the Corporation, as follows (except as otherwise indicated herein, capitalized terms used herein are defined in Section J herein):

Section A. Designation and Amount; Par Value; Stated Value. The shares of such series shall be designated as “Series A Cumulative Convertible Preferred Stock” (the “Convertible Preferred Stock”) and the number of authorized shares constituting Convertible Preferred Stock shall be 300,000. The par value of each share of such series shall be $.001. Each Share shall have a stated value equal to $100.00 plus the amount of all dividends accumulated thereon in accordance with Section B below (the “Stated Value”)

Section B. Dividends.

1. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the Florida Business Corporation Act (the “FBCA”), the Corporation will pay preferential dividends to the holders of the Convertible Preferred Stock as provided in this Section B. Except as otherwise provided herein, dividends on each share of Convertible Preferred Stock (a “Share”) will accrue on a quarterly basis at a rate of 8.0% per annum of the Stated Value of such Share to and including the date on which the Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of such Share is paid in full or the date on which such share is converted into shares of Conversion Stock. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be paid in shares of the Conversion Stock having an aggregate Market Price determined as of the Dividend Reference Date corresponding to such dividend payment equal to the amount of such dividend; provided, however, that if the Registration Condition is not met at on such Dividend Reference Date, then such dividend may, at the Corporation’s option, be paid in whole or in part in cash or, to the extent not so paid in cash, shall accumulate and be added to the Stated Value of the Shares.

After payment of the preferential dividend on the Convertible Preferred Stock has been made, the holders of the Convertible Preferred Stock and Common Stock shall share ratably, on a pari passu basis, any dividends (whether payable in cash, property or securities) declared by the Board of Directors and paid by the Corporation (with the distribution to the holders of the Convertible Preferred Stock being that as would have been payable had each such share been converted to Common Stock immediately prior to the record date for determining stockholders eligible for the dividend (such assumed conversion being referred to herein as being “on an as-converted basis”)). The date on which the Corporation initially issues any Share will be deemed to be its “Date of Issuance” regardless of the number of times a transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

2. Dividend Reference Dates. The accrued dividends will be payable on March 31, June 30, September 30 and December 30 of each year commencing on June 30, 2007 (the “Dividend Reference Dates”) to the holders of record of the Convertible Preferred Stock at the close of business on the 15th day of the month immediately preceding the next Dividend Reference Date.

3. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock, such payment will be distributed ratably among the holders of the Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares of Convertible Preferred Stock held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall be added to the Stated Value of the Shares in accordance with Section B.1 above.

Section C. Liquidation. Upon any Liquidation of the Corporation, the holders of the Convertible Preferred Stock will be entitled to be paid, (A) before any distribution or payment is made upon any of the Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of all such Convertible Preferred Stock outstanding, (B) after setting apart or paying the full preferential amount due pursuant to clause (A) above, all remaining assets available for distribution shall be distributed among the holders of the Common Stock pro rata according to the number of shares of Common Stock held by such holders. If upon any such Liquidation of the Corporation, the Corporation’s assets to be distributed among the holders of the Convertible Preferred Stock are insufficient to permit payment to such holders of the aggregate preferential amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued dividends not previously paid or added to the Stated Value) of the Convertible Preferred Stock held by each such holder. The Corporation will mail written notice of such Liquidation not less than 10 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock.

Section D. No Redemption. The Convertible Preferred Stock shall not be redeemable. Any Shares which are otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

Section E. Priority of Convertible Preferred Stock on Dividends and Redemptions. So long as any Convertible Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than dividends payable solely in the securities in respect of which such dividends are paid).

Section F. Voting Rights. The holders of the Convertible Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s bylaws, and the holders of the Convertible Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Convertible Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Convertible Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

Section G. Conversion.

1. Conversion Procedure.

(a) (i) Automatic Conversion. Upon the third anniversary of the initial Date of Issuance each Share shall automatically, and without any action on the part of the holder of such Share, convert into a number of shares of Conversion Stock computed by multiplying such Share’s Stated Value (plus all accrued dividends not previously paid or added to the Stated Value to the date of such conversion) and dividing the result by the Conversion Price (as defined below) then in effect.

(ii) Optional Conversion. At any time and from time to time prior to such third anniversary and until the payment in full of the Liquidation Value in respect of a holder’s Shares of the Convertible Preferred Stock, any holder of Convertible Preferred Stock may convert all or a portion of such Shares (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by such Shares’ Stated Value (plus all accrued dividends not previously paid or added to the Stated Value to the date of such conversion) and dividing the result by the Conversion Price then in effect.

(b) Except as otherwise provided herein, each conversion of Convertible Preferred Stock shall be deemed to have been effected as of the close of business on the date on the third anniversary of the initial Date of Issuance in the case of an Automatic Conversion or, in all other cases, on the date which the certificate or certificates representing the Convertible Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Convertible Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(c) Notwithstanding any other provision hereof, if a conversion of Convertible Preferred Stock is to be made in connection with a Liquidation or other transaction affecting the Corporation, the conversion of any Shares of Convertible Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(d) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

(i) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii) a certificate representing any Shares of Convertible Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                      (e) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Convertible Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(f) The issuance of certificates for shares of Conversion Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders of such Convertible Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Convertible Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof other than those imposed by the holder of such Share and restrictions arising under applicable securities laws.

(g) The Corporation shall not close its books against the transfer of Convertible Preferred Stock or of Conversion Stock issued or issuable upon conversion of Convertible Preferred Stock in any manner which interferes with the timely conversion of Convertible Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Convertible Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Convertible Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or the Trading Market upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Convertible Preferred Stock.

2. Conversion Price. The initial “Conversion Price” shall be $4.00 per share. The Conversion Price shall be subject to adjustment from time to time pursuant to Section G.3, below.

3. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

4. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) to ensure that each of the holders of Convertible Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Convertible Preferred Stock immediately prior to such Organic Change.

In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding) to ensure that the provisions of this Section G and Section H hereof shall thereafter be applicable to the Convertible Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Convertible Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Convertible Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5. Notices.

(a) Promptly after any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Convertible Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Corporation shall give written notice to all holders of Convertible Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(c) The Corporation shall also give written notice to the holders of Convertible Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

Section H. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Convertible Preferred Stock. Upon the surrender of any certificate representing Convertible Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Convertible Preferred Stock represented by the surrendered certificate.

Section I. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section J. Definitions. Certain capitalized terms used herein shall have the respective meanings set forth below:

“Common Stock” means, all shares of the Corporation’s Common Stock, par value $.001 per share.

“Conversion Stock” means shares of the Common Stock that are issued to the Holders as dividends under Section B or upon conversion under Section G; provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Convertible Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Conversion Stock Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all shares of Conversion Stock issuable to the holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Junior Securities” means any of the Corporation’s Stock, except for the Convertible Preferred Stock.

“Liquidation” means:

(i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation’s stockholders immediately prior to such transaction not holding (by virtue of such shares of securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity;

(ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation’s sale) at least 50% of the voting power of the purchasing entity; or

(iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Liquidation Value” of any Share will be equal to such Share’s Stated Value as of the date of consummation of a Liquidation.

“Market Price” of any security means the average of the closing prices of such security’s sales on the primary Trading Market (based upon volume) on which such security is at the time traded, or, if there has been no sales on such Trading market on any day, the average of the highest bid and lowest asked prices on such Trading Market reported at the end of such day, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive Trading Days prior to such day. If at any time such security is not listed on any Trading Market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Convertible Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Convertible Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of May 9, 2007, to which the Corporation and the original holder(s) of Shares are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registration Condition” shall mean (i) there is an effective Conversion Stock Registration Statement pursuant to which a holder of Shares is permitted to utilize the prospectus thereunder to resell all of the shares of Conversion Stock issuable in respect of Dividends (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) and (ii) the Common Stock is trading on the Trading Market and all of the shares of Conversion Stock issuable in respect of Dividends are listed for trading on a Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future).

“Stock” of any Person means any shares, equity or profits interests, participations or other equivalents (however designated) of capital stock, whether voting or nonvoting, including any securities with profit participation features, and any rights, warrants, options or other securities convertible into or exercisable or exchangeable for any such shares, equity or profits interests, participations or other equivalents, or such other securities, directly or indirectly (or any equivalent ownership interests, in the case of a Person which is not a corporation).

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Trading Day” means any day which the primary Trading Market upon which a security in question is traded is open for trading.

Section K. Protective Provisions. The Corporation shall not, without the vote or written consent of not less than a majority of the outstanding shares of Convertible Preferred Stock voting as a separate class:

(a) Alter or change the rights, preferences or privileges of the Convertible Preferred Stock or any other class or series of Preferred Stock in any manner adversely affecting the rights of the Convertible Preferred Stock;

(b) create or issue any new class or series of equity securities of the Corporation having a preference senior to the Convertible Preferred Stock with respect to redemption, voting, liquidation or dividend rights;

(c) except as otherwise permitted herein, pay or declare any dividend on or other distribution with respect to any of the Corporation’s capital stock (except dividends payable solely in shares of Common Stock) other than the preferential dividend on the Convertible Preferred Stock; or

(d) except as expressly set forth herein, apply any of the Company’s assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Corporation’s capital stock (other than Common Stock from employees, officers or directors of the Corporation or its subsidiaries upon termination of employment pursuant to the terms of restrictive stock agreements approved by the Corporation’s board of directors).

Section L. Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

3.  This amendment was duly adopted by the Board of Directors of the Corporation on March 30, 2007

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 9th day of May, 2007.

H2DIESEL HOLDINGS, INC.

By:/s/ David A. Gillespie
David A. Gillespie
Chief Executive Officer